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                          SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C. 20549




                                       FORM 8-K

                                    CURRENT REPORT

        Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                                September 10, 1997
                            --------------------------------
                                  Date of Report
                         (Date of earliest event reported)




                            All Communications Corporation
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                  (Exact name of registrant as specified in charter)


           New Jersey            333-21069               22-3124655
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State or other jurisdiction of  Commission File Number   IRS Employer
incorporation                                            Identification No.

                     225 Long Avenue, Hillside, New Jersey 07205
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                       (Address of principal executive offices)

                                   (973) 282-2000
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                 Registrant's telephone number, including area code



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Item 5 - Other Events

    On September 10, 1997, the Company entered into an agreement (the "Agreement") with Maxbase, Inc. ("Maxbase"), the manufacturer of "Maxshare 2", a patented telephone line sharing device. Under terms of the Agreement, the Company will act as the exclusive distributor of Maxshare 2 in the United States and such other countries where Maxbase's patent for the Maxshare 2 technology may become effective. The Company has further agreed to purchase a minimum of 10,000 units of Maxshare 2 over a two-year period, with a 2,500 unit commitment in the first year. The Company will purchase the units for a unit price of $210; however, production cost savings enjoyed by Maxbase as a result of the Company's volume purchases will be shared with the Company based on a contractual formula. The Company has the option to renew the Agreement for additional one-year periods, provided it purchases at least 10,000 units each contract year after the initial two-year period. The Company will also assume sole responsibility for marketing and distribution costs of Maxshare 2, including customer service. Maxbase will warranty Maxshare 2 and assume certain repair and replacement costs as provided in the Agreement.

    The Agreement grants the Company an option to purchase all the assets of Maxbase for $2,000,000 in cash plus $70 for every unit under the original 10,000 unit minimum that the Company has not purchased at the time it exercises the option.

    Maxbase has instituted a patent infringement suit relating to its patent, and is concurrently defending a counterclaim of invalidity of the patent.
The Agreement is terminable in the event of an adverse outcome of the patent litigation, or for other reasons enumerated in the Agreement.

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                                       EXHIBITS

Exhibit 28 -  Agreement dated September 10, 1997, by and between the
              Registrant, All Communications Corporation, and Maxbase, Inc.



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                                      SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                             ALL COMMUNICATIONS CORPORATION
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                                       (Registrant)
Dated: September 12, 1997

                             By:   /s/ Richard Reiss
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                                   Richard Reiss, President